Exhibit 10.1

February 5, 2026

SPACSphere Acquisition Corp.

8795 Folsom Blvd

Sacramento, California 95826

Tel: (510) 201-0130

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among SPACSphere Acquisition Corp., a Cayman Islands exempted company (the “Company”) and D. Boral Capital LLC, as representative (the “Representative”) of the several underwriters named therein (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 17,250,000 of the Company’s units (including up to 2,250,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), one-half of one redeemable warrant (“Warrants”), and one right to receive one-fifth (1/5) of a Class A Ordinary Share (“Share Rights”). The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on the Nasdaq Global Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Representative to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPACSphere Sponsor LLC (the “Sponsor”) and each of the undersigned, each of whom is a member of the Company’s board of directors and/or management team or an Initial Shareholder (each, an “Insider” and collectively, the “Insiders”), hereby severally (and not jointly and severally) agrees with the Company as follows:

1. The Sponsor and each Insider agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Ordinary Shares owned by it, him or her in favor of any proposed Business Combination (including any proposals recommended by the Company’s board of directors in connection with such Business Combination) (except with respect to any such Offering Shares (as defined below) which may not be voted in favor of approving the Business Combination in accordance with the requirements of Rule 14e-5 under the Exchange Act (as defined below) and any Commission interpretations or guidance relating thereto) and (ii) not redeem any Class A Ordinary Shares owned by it, him or her in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any Ordinary Shares (as defined below) owned by it, him or her in connection therewith.

2. The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 15 months from the closing of the Public Offering, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association (as it may be amended from to time to time, the “Charter”), the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Class A Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company (which interest shall be net of Permitted Withdrawals and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agree to not propose any amendment to the Charter that would affect the substance or timing of the Company’s obligation to redeem 100% of its Offering Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A Ordinary Shares in conjunction with any such amendment.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waive, with respect to any Class A Ordinary Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Class A Ordinary Shares (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter or in connection with a shareholder vote to approve an amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the time period set forth in the Charter or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity).

3. Notwithstanding the provisions set forth in paragraphs 7(a) and 7(b) below, during the period commencing on the effective date of the Underwriting Agreement and ending one year after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, (i) offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, Ordinary Shares, Warrants, Share Rights or any securities convertible into, or exercisable, or exchangeable for, Class A Ordinary Shares owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares, Warrants, Share Rights or any securities convertible into, or exercisable, or exchangeable for, Class A Ordinary Shares owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing does not apply to the forfeiture of any Founder Shares pursuant to their terms or any transfer of Founder Shares to any current or future independent director of the Company (as long as such current or future independent director transferee is subject to this Letter Agreement or executes an agreement substantially identical to the terms of this Letter Agreement, as applicable to directors and officers at the time of such transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer).

4. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor or any other Insider) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement for a Business Combination (a “Target”); provided, however, that such indemnification of the Company by the Sponsor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share or (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets less Permitted Withdrawals, (y) shall not apply to any claims by a third party (including a Target) that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Representative against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense. For the avoidance of doubt, none of the Company’s officers or directors will indemnify the Company for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

5. To the extent that the Representative does not exercise its over-allotment option to purchase up to an additional 2,250,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to the product of 750,000 multiplied by a fraction, (i) the numerator of which is 2,250,000 minus the number of Units purchased by the Representative upon the exercise of its over-allotment option, and (ii) the denominator of which is 2,250,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Representative so that the Initial Shareholders will own an aggregate of 25.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering. To the extent that the size of the Public Offering is increased or decreased, the Company will effect a capitalization or share repurchase, redemption or share split or other appropriate mechanism, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the ownership of the Ordinary Shares of the Initial Shareholders holders prior to the Public Offering at 25.0% of the Company’s issued and outstanding Ordinary Shares upon the consummation of the Public Offering. In connection with such increase or decrease in the size of the Public Offering, (A) references to 2,250,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of shares included in the Units issued in the Public Offering and (B) the reference to 750,000 in the formula set forth in the immediately preceding sentence shall be adjusted to such number of Founder Shares that the Sponsor would have to return to the Company in order to hold (with all of the Initial Shareholders) an aggregate of 25.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering.

6. The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Representative and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9, as applicable, of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.

(a) The Sponsor and each Insider agree that it, he or she shall not Transfer (as defined below) any Founder Shares (or Class A Ordinary Shares issuable upon conversion thereof) until earlier to occur of (i) one year after completion of the Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the initial business combination that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Founder Shares Lock-up Period”). Notwithstanding the foregoing, the converted Class A Ordinary Shares will be released from the lock-up if (x) if the last sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

(b) The Sponsor and each Insider agree that it, he or she shall not Transfer any Private Placement Units (including the Ordinary Shares underlying such Private Placement Warrants and Private Placement Share Rights) until thirty (30) days after the completion of a Business Combination (the “Private Placement Unit Lock-up Period”). The Sponsor and each Insider agree that it, he or she shall not Transfer any Restricted Class A Ordinary Shares until thirty (30) days after the completion of a Business Combination (the “Restricted Class A Ordinary Share Lock-up Period”, collectively with the Founder Shares Lock-up Period and Private Placement Unit Lock-Up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 3 and 7(a) and (b), Transfers of the Founder Shares and Private Placement Securities that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (i) to the Company’s officers or directors, any affiliates or family members of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization, (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (iv) in the case of an individual, pursuant to a qualified domestic relations order, (v) by private sales or transfers made in connection with any forward purchase agreement or similar arrangements or in connection with the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, (vi) in the event of the Company’s liquidation prior to the completion of an initial Business Combination, or (vii) by virtue of the laws of the State of Delaware or the Sponsor’s operating agreement upon dissolution of the Sponsor; provided, however, that in the case of clauses (i) through (v) or (vii), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the trust account and liquidation distributions described elsewhere in the Prospectus).

(d) If after the initial Business Combination there is a transaction whereby all the outstanding Class A Ordinary Shares are exchanged or redeemed for cash or another issuer’s shares, then the Founder Shares and Private Placement Securities shall be permitted to participate.

8. The Sponsor and each Insider represent and warrant that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. The Sponsor and each Insider’s questionnaire furnished to the Company is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in the Prospectus, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances of up to $375,000 made to the Company by the Sponsor to cover expenses related to the organization of the Company and the Public Offering; payment to an affiliate of the Sponsor for certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company for a total of $10,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,000,000 of such loans may be convertible into Private Placement Units of the post Business Combination entity at a price of $10.00 per Private Placement Unit at the option of the lender. Such Private Placement Units would be identical to the Private Placement Units issued to the Sponsor in the private placement.

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or a director of the Company.

11. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses or entities; (ii) “Founder Shares” shall mean the 5,750,000 Class B Ordinary Shares, par value $0.0001 per share, (or 5,000,000 Class B Ordinary Shares if the over-allotment option is not exercised by the Representative) initially held by the Sponsor, officers, independent directors and/or director nominees of the Company; (iii) “Initial Shareholders” shall mean the Sponsor and any other holder of Founder Shares immediately prior to the Public Offering, including the direct institutional investors; (iv) “Ordinary Shares” shall mean, collectively, the Class A Ordinary Shares and the Founder Shares; (v) “Permitted Withdrawals” shall mean interest earned on the trust account (and not the principal held in the trust account) that has been or may be withdrawn to pay any taxes payable by the Company; (vi) “Private Placement Securities” shall mean the Private Placement Units (and the securities underlying such units) and the Restricted Class A Ordinary Shares; (vii) “Private Placement Units” shall mean (a) the Units purchased in the private placement taking place simultaneously with the consummation of the Public Offering and (b) the additional Units that may be purchased in connection with the exercise of the over-allotment option by the underwriters in the Public Offering as described in the Registration Statement, each unit consisting of one Ordinary Share (the “Private Placement Share”), one-half of one redeemable warrant (the “Private Placement Warrant”), and one share right (the “Private Placement Share Right”) to receive one-fifth (1/5) of one Class A Ordinary Share, subject to adjustment as provided in the Prospectus; (viii) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (ix) “Restricted Class A Ordinary Shares” shall mean the restricted Class A Ordinary Shares purchased in the private placement taking place simultaneously with the consummation of the Public Offering; (x) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (xi) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Units shall be deposited.

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13. Except as otherwise provided herein, no party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

15. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Copies of executed counterparts of this Letter Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Letter Agreement.

16. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

19. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by February 28, 2026; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation for a period of six years.

[Signature Page Follows]

Sincerely,

SPACSPHERE SPONSOR LLC

By:	/s/ Bala Padmakumar
Name:	Bala Padmakumar
Title:	Managing Member

By: SPACCatalyst LLC, a managing member

By:	/s/ Soumen Das
Name:	Soumen Das
Title:	Managing Member

/s/ Bala Padmakumar
Bala Padmakumar

/s/ Soumen Das
Soumen Das

/s/ Kathleen Cuocolo
Kathleen Cuocolo

/s/ Magnus Ryde
Magnus Ryde

/s/ Mark Platshon
Mark Platshon

[Signature Page to Letter Agreement]

FEIS EQUITIES LLC

By:	/s/ Lawrence Feis
Name:	Lawrence Feis
Title:	Managing Member

[Signature Page to Letter Agreement]

MAP 136 SEGREGATED PORTFOLIO

YAKIRA PARTNERS, L.P.

WHITE OAK LONG-SHORT PORTFOLIO, LLC

By: Yakira Capital Management, Inc.

By:	/s/ Bruce Kallins
Name:	Bruce Kallins
Title:	President

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

SPACSPHERE ACQUISITION CORP.

By:	/s/ Bala Padmakumar
Name:	Bala Padmakumar
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

10